EXHIBIT 10.6

Mill City Ventures Collateralizes $10 Million Loan to Mustang Funding

Wayzata, MN – February 3, 2025 – Mill City Ventures III, Ltd. (NASDAQ: MCVT) announced today that it has entered into a Security Agreement with Mustang Funding, LLC.  Under the Security Agreement, Mill City Ventures obtained a second-position lien on substantially all of Mustang Funding’s assets to serve as collateral for Mill City Ventures’ $10 million principal amount loan to Mustang Funding.  Mill City Ventures also entered into an Amended and Restated Subordination and Intercreditor Agreement with the senior lender to Mustang Funding, and, as earlier announced, contemporaneously amended its Fourth Short-Term  Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding.  Mill City Ventures sought collateral for its loan pursuant to provisions that had been negotiated as part of its original lending transaction with Mustang Funding and in connection with its earlier-announced termination of its non-binding letter of intent with Mustang Funding.  The Security Agreement, deemed effective as of January 24, 2025, reinforces Mill City Ventures’ commitment to risk-managed, short-term commercial lending strategies.

Under the terms of the agreement, Mustang Funding pledged a broad range of assets as collateral for its $10 million promissory note in favor of Mill City Ventures. This collateral ensures the protection of Mill City Ventures’ interests while enabling Mustang Funding and its subsidiaries to continue accessing capital to support business operations.  The loan, advanced in stages beginning in December 2022 and ending in September 2023, has been amended multiple times to align with evolving business needs.

“We believe this agreement is a testament to our disciplined approach to structured finance and risk mitigation,” said Douglas Polinsky, Chief Executive Officer of Mill City Ventures. “By securing our position with collateral, we are not only enhancing the safety of our investment consistent with market-based commercial lending terms but also demonstrating our commitment to generating value for our shareholders.”

Mill City Ventures continues to pursue strategic lending opportunities that provide secure, high-yield returns for its investors. This latest agreement underscores the company’s focus on short-term, flexible and commercial-based asset-backed financing as the core elements of overall its investment strategy.

About Mill City Ventures III, Ltd.

Mill City Ventures III, Ltd. (NASDAQ: MCVT) is a specialty finance company focused on short-term lending and structured finance solutions. The company provides capital to businesses through secured loan agreements, offering investors attractive returns with a focus on asset-backed security and risk mitigation.

For more information, visit www.millcityventures3.com or contact:

Investor Relations Contact:

Joseph A. Geraci

Chief Financial Officer

Mill City Ventures III, Ltd.

612-868-5815

jg@millcityventures3.com